Exhibit 99.1

       Navigators Announces Estimated Hurricane Katrina Impact

    NEW YORK--(BUSINESS WIRE)--Sept. 22, 2005--The Navigators Group, Inc. (NASDAQ:NAVG) announced today that its estimated after-tax net loss from Hurricane Katrina will approximate $15.0 million or $1.17 per share in the 2005 third quarter. A substantial portion of the Company's anticipated loss emanates from offshore energy exposures in the Gulf of Mexico.
    The Company's estimate is based upon the best information currently available to us and was developed from a combination of preliminary claims notifications received from brokers and insureds, portfolio modeling based upon the storm track of Hurricane Katrina and the Company's own internal assessment of the exposures insured under individual policies.
    The net loss estimate is inclusive of expected reinsurance recoveries and related reinsurance reinstatement premiums. Based upon management's current estimate of ultimate loss, management believes the Company's gross claims are contained within the Company's reinsurance program.

    The Navigators Group, Inc. is an international insurance holding company with insurance company operations, underwriting management companies, and operations at Lloyd's of London. Headquartered in New York City, Navigators has offices in major insurance centers in the United States, the United Kingdom and Belgium.
    This press release may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Whenever used in this release, the words "estimate", "expect", "believe" or similar expressions are intended to identify such forward-looking statements. We cannot assure that results which we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties which we face. Please refer to Navigators' most recent Forms 10-K and 10-Q and its other filings with the Securities and Exchange Commission for a description of Navigators' business and the important factors which may affect that business. Navigators undertakes no obligation to publicly update or revise any forward-looking statement.

    CONTACT: The Navigators Group, Inc.
             Paul J. Malvasio, 914-933-6088
             Executive Vice President and Chief Financial Officer pmalvasio@navg.com www.navg.com